Exhibit 10.30

STARBUCKS CORPORATION

RESTRICTED STOCK UNIT GRANT AGREEMENT

UNDER THE KEY EMPLOYEE SUB-PLAN TO THE

2005 LONG-TERM EQUITY INCENTIVE PLAN

FOR VALUABLE CONSIDERATION, STARBUCKS CORPORATION (the “Company”), does hereby grant to the individual named below (the “Participant”) an award (the “Award”) for the number of restricted stock units (the “Restricted Stock Units”) as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units shall vest and become payable in shares of Common Stock (the “Shares”) according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units as provided in this Restricted Stock Unit Grant Agreement (“this Agreement”). The Restricted Stock Units shall be subject to the terms and conditions of this Agreement and the terms and conditions of the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
Number of Units:
Date of Grant:
Vesting Schedule:

1. Form and Timing of Payment of Vested Units. Each Restricted Stock Unit represents the right to receive one Share of Common Stock on the date the Restricted Stock Unit vests (the “Vesting Date”). Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares of Common Stock (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date or, if earlier, the CIC Vesting Date (as defined below), but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant's tax year that includes the applicable vesting date or (ii) the Company's tax year that includes the applicable vesting date.

2. Termination of Employment; Change of Control

2.1 Termination of Employment. Except as provided in Section 2.2 below, the Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the termination of the Participant's Active Service with the Company for any reason, including without limitation, voluntary termination by the Participant, termination because of the Participant's Retirement, Disability or death or termination by the Company because of Misconduct.

2.2 Change of Control. Upon a Change of Control, the vesting of the Restricted Stock Units shall accelerate and the Restricted Stock Units shall become fully vested and payable to the extent and under the terms and conditions set forth in the Plan (the “CIC Vesting Date”); provided, that for purposes of this Section 2.2, “Resignation (or Resign) for Good Reason” shall have the following meaning:

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“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of a Participant after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant's actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.

3. Withholding. Regardless of any action the Company and/or the Subsidiary employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items with respect to the Participant’s grant of Restricted Stock Units, vesting of the Restricted Stock Units, or the issuance of Shares (or payment of cash, as applicable) in settlement of vested Restricted Stock Units is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or authorization by the Participant, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from the Participant’s wages or other cash compensation paid by the Company and/or the Employer; or

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(b) withholding from proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c) withholding in Shares to be issued in settlement of the vested Restricted Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award.

To avoid unfavorable accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being issued under the Award as described above, the Participant hereby acknowledges that, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant. Finally, the Participant hereby acknowledges that the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Employer may be required to withhold or account for as a result of the grant, vesting of the Participant’s Restricted Stock Units, or the issuance of Shares in settlement of vested Restricted Stock Units that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to issue or deliver the Shares in settlement of the vested Restricted Stock Units, or to deliver the proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

4. Code Section 409A. The Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

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5. Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.

6. Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.

7. Governing Law. The Award grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation shall be conducted in the courts of King County, or the United States District Court for the Western District of Washington, and no other courts, where this grant is made and/or to be performed.

8. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9. No Rights as Shareholder. The Participant will not have dividend, voting or any other rights as a shareholder of the Shares of Common Stock with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in Shares of Common Stock, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.

10. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 5 above) that may be necessary to accomplish the foregoing.

By the Participant's signature and the Company's signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.

EXECUTED as of the Restricted Stock Unit Date of Grant.

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STARBUCKS CORPORATION

By
Its

PARTICIPANT

Signature

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